EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SUNBELT RENTALS TO ACQUIRE NATIONSRENT COMPANIES IN
TRANSACTION VALUED AT APPROXIMATELY $1.05 BILLION

Customers, Employees of Both Companies Stand to Gain from Enhanced Market
Position, Expanded Geographic Footprint, Broader Offering of Product and Services

CHARLOTTE, N.C and FORT LAUDERDALE, F.L. (July 19, 2006) — Sunbelt Rentals, Inc., a subsidiary of Ashtead Group plc, and NationsRent Companies, Inc. jointly announced today that Sunbelt will acquire NationsRent in a transaction valued at approximately $1.05 billion. Following the closing of the transaction, it is expected that the combined company will rank as the third largest United States equipment rental company by 2005 revenues, with 477 locations in 35 states, employing approximately 7,000 associates.

George Burnett, Chief Executive Officer of Ashtead, said, "NationsRent is a high quality company which, like Sunbelt, has an attractive and significant exposure to the growing non-residential construction market in the US. The merger of NationsRent with Sunbelt uniquely creates a chain of 477 outlets with minimal overlap and accelerates our ‘clustering' strategy that has delivered consistent profitable growth over the past few years. NationsRent and Sunbelt have similar rental fleets both in age and in mix and through the combination of these businesses we believe we will enjoy benefits of scale in both customer service and buying power. The acquisition represents the latest step in Ashtead's development and provides the Company with an excellent opportunity to create additional shareholder value."

Jeff Putman, Chief Executive Officer of NationsRent, said, "This transaction with Sunbelt represents an excellent opportunity for our employees and stockholders. The NationsRent employees will be joining a company that is performing at the top of our industry with strong revenue and operating cash flow growth. With limited geographic overlap, this combination will allow the NationsRent employees to continue to serve our customers and provide an opportunity for career growth in one of the largest most successful companies in our industry. For the stockholders of NationsRent, the transaction will allow them to realize an attractive return generated by the growth of the company over the past three years."

"NationsRent's board of directors, after a careful review of the transaction, unanimously voted in favor of the merger. I sincerely appreciate the confidence our stockholders have shown in our management and employees over the past three years," Putman added.

Chief Executive Officer and President of Sunbelt, Cliff Miller, said, "We are excited to announce the proposed merger of Sunbelt and NationsRent. This will bring together two well-known brands and two well-respected companies that share a very strong focus on customer satisfaction. It is fitting that the primary beneficiaries of this combination will be the customers of Sunbelt and NationsRent as well as employees who have worked so hard to build both organizations."

Mr. Miller added, "This transaction will immediately extend the reach of the combined companies to eight additional states. Since there are very few overlapping branch locations, there will be plenty of growth opportunities for branch network employees of both companies as the combined company works to serve its expanded customer base. The two companies also have very different specialty operations which are complementary rather than redundant, such as NationsRent's Lowe's retail-based program and its expanding dealership network along with Sunbelt's pump, power and scaffolding operations. By adding NationsRent's relatively new rental fleet to Sunbelt's already significant investment in fleet, the combined company will feature a rental fleet base of approximately $2.2 billion of original cost."

Terms of the Transaction

           Merger Consideration

The aggregate consideration payable at closing for the outstanding shares of NationsRent common stock is $495 million in cash, less transaction expenses incurred by NationsRent. In addition to this cash consideration at closing, NationsRent common stockholders may receive additional payments from a $28 million escrow amount remaining after settlement of any indemnification claims, the remainder of a $5 million reserve account established to cover the costs of any disputed claims, and a "common stock deferred payment" of up to $89 million. The earliest date funds may begin to be released to stockholders from the escrow account will be six months following the closing date.

The common stock deferred payment is payable in full if Ashtead's share price equals or exceeds 140% of an agreed upon "reference price" of 223.5 pence, adjusted for the dilutive effect of Ashtead's proposed rights offering. Payments may be earned in installments of approximately $5 million for each percentage point of appreciation above the reference price between 122.2% and 140%. The period in which the common stock deferred payment could be paid will last until the third anniversary of the closing date of the merger, and payments, if any, would be made on a quarterly basis.

Each outstanding share of NationsRent preferred stock will entitle the holder to receive $1,000, the liquidation preference, for an aggregate of $72 million.

In addition, pursuant to the transaction, Sunbelt will assume all of NationsRent's outstanding indebtedness.

           Conditions to Closing

The consummation of the merger is subject, among other things, to approval by the Ashtead shareholders, and the consummation of certain financing arrangements, including a rights offering. Other conditions to closing include the consummation of NationsRent bond tenders and consent solicitations (discussed below) and the expiration or the early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Simultaneously with the execution of the merger agreement, a majority of the stockholders of NationsRent approved the merger.

The transaction is expected to close on or about August 31, 2006.

Stroock & Stroock & Lavan LLP acted as legal counsel to NationsRent with respect to the negotiation of the merger agreement and the other transactions described in this release. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to Ashtead and Sunbelt with respect to the negotiation of the merger agreement and other transactions described in this release. Jefferies & Company, Inc. acted as financial advisor to NationsRent with respect to the merger transactions. UBS Investment Bank and JPMorgan Cazenove acted as financial advisors to Ashtead and Sunbelt with respect to the merger transactions.

Tender Offers and Consent Solicitations

-In connection with the merger, NationsRent announced today that it will commence on July 19, 2006 an offer to purchase for cash any and all of its outstanding 9½% Senior Notes due May 1, 2015 (the "2015 Notes") in an aggregate principal amount of $150.0 million and 9½% Senior Secured Notes due October 15, 2010 (the "2010 Notes" and, together with the 2015 Notes, the "Notes") in an aggregate principal amount of $250.0 million. In connection with the offers, holders of the 2015 Notes are being solicited to provide consents to certain amendments to the indenture for the 2015 Notes that would eliminate most of the restrictive covenants and events of default contained in the indenture, and holders of the 2010 Notes are being solicited to provide consent to amend the satisfaction and discharge section of the indenture for the 2010 Notes.

The consent solicitation will expire at 5:00 p.m., New York City time, on July 31, 2006 (the "Consent Deadline"), and the offer will expire at 5:00 p.m., New York City time, on August 29, 2006, in each case unless extended by NationsRent.

Completion of the offers and consent solicitations is subject to the satisfaction of certain conditions, including, but not limited to, receipt of valid tenders and consents from at least a majority in principal amount of each series of outstanding Notes and the consummation of the merger and the other transactions contemplated by the merger agreement.

As described in more detail in the offer to purchase and consent solicitation statement that will be distributed to holders of the Notes promptly, the total consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be calculated, in accordance with standard market practice, based upon a fixed spread of 50 basis points over the bid side yield on the 3.875% U.S. Treasury Note due May 15, 2010, in the case of the 2015 Notes, and the 4.250% U.S. Treasury Note due October 31, 2007, in the case of the 2010 Notes. The foregoing total consideration for the Notes includes a consent payment equal to $30 per $1,000 principal amount of Notes tendered. Holders must validly tender their Notes on or before the Consent Deadline in order to be eligible to receive the total consideration. Holders who validly tender their Notes after the Consent Deadline and before the expiration of the offer will only be eligible to receive an amount equal to the total consideration minus the consent payment. Additionally, holders whose Notes are purchased pursuant to the offer will receive any accrued but unpaid interest up to, but not including, the payment date for the Notes. The dealer managers for the offer are Jefferies & Company, Inc. (800-801-1081) and Citigroup Global Markets Inc. (800-558-3745). The depositary for the offer is Wilmington Trust Company.

Noteholders with questions or who would like additional copies of the offer documents may call the information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834. (Banks and brokers may call collect at (212) 750-5833.)

About NationsRent

NationsRent is headquartered in Fort Lauderdale, Florida, and is one of the largest full service equipment companies in the United States, operating 268 locations (including 100 at Lowe's Home Improvement locations) in 26 states. NationsRent specializes in rentals and also sells new and used equipment with related merchandise, parts and supplies, and provides maintenance and repair services. NationsRent offers a broad range of high-quality construction equipment with a focus on superior customer service at affordable prices with convenient locations in major metropolitan markets throughout the United States. More information is available at www.nationsrent.com.

About Ashtead

Ashtead Group, based in the U.K. together with its U.S. subsidiary, Sunbelt Rentals, is one of the world's leading providers of equipment rental services. The company is publicly traded on the London Stock Exchange. More information is available at www.ashtead-group.com.

About Sunbelt

Sunbelt Rentals, a wholly-owned subsidiary of Ashtead Group plc, is the fourth largest equipment rental company in the U.S. as listed by the Rental Equipment Register. Sunbelt is based in Charlotte, N.C., and provides equipment rental solutions for the industrial, construction, and municipal markets, plus the DIY markets, from its network of 209 branches in 26 states. Its extensive equipment fleet includes a wide range of general construction and industrial equipment, and is further broadened by specialty businesses serving the Pump, Power, Trench Shoring and Scaffold markets. For more information, visit www.sunbeltrentals.com.

All statements other than statements of historical fact included in this news release regarding the financial condition, business strategy, plans, anticipated growth rates, and objectives of management of Sunbelt, NationsRent or the combined company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of Sunbelt, NationsRent and the combined company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "outlook", "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors that include, but are not limited to, risks associated with the high degree of leverage of Sunbelt, NationsRent or the combined company, management's ability to successfully integrate Sunbelt and NationsRent into a combined company and execute its business strategy, competition in the equipment rental industry, the economy in general or construction spending in particular, and other risks and uncertainties described in NationsRent's filings with the Securities and Exchange Commission. Neither Sunbelt nor NationsRent has any current intention or obligation to update these forward-looking statements, even if its situation or expectations change in the future.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell NationsRent's 9½% senior notes due 2015 or 9½% senior secured notes due 2010. The offers and the consent solicitations are being made only pursuant to the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials that NationsRent will be distributing to noteholders promptly. Noteholders and investors should read carefully the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials because they contain important information, including the various terms of and conditions to, the offer and the consent solicitation.

Contact:	Sunbelt Rentals Chuck Miller Executive Vice President Phone: 704-969-0226 clmiller@sunbeltrentals.com	NationsRent John Malone Executive Vice President Phone: 954-759-5831 jmalone@nationsrent.com